NORDSTROM LAUNCHES NAKED BRAND GROUP INC.’S LINE OF LUXURY MEN’S UNDERWEAR AND LOUNGEWEAR

Vancouver, BC, November 12, 2012 –Naked Brand Group Inc. (OTCQB:NAKD) (the “Company” or “Naked”) is pleased to announce it has shipped its products to 39 of Nordstrom’s best stores across the country and on nordstrom.com, giving Naked an immediate distribution channel through one of the nation’s most sought after department stores.

The Nordstrom launch, which occurs this week, will be supported by a national public relations campaign and Nordstrom marketing campaign. Naked has the opportunity to expand into 117 Nordstrom full-line stores.

“We are excited about partnering with Nordstrom, a prestigious retailer who has long focused on providing premium products and high-quality service to its customers. Naked’s expansion into the number one rated luxury department store in the United States is a significant milestone for the Company as it builds a department store brand with universal appeal,” stated Joel Primus, President and CEO of Naked. He goes on to say, “Naked can now be found in two of North America’s top retail chains. We will continue to pursue additional distribution opportunities through other major US department stores.”

Nordstrom will carry all of Naked’s product lines including its underwear, undershirts and fashion t-shirts from its Naked® Cotton, Naked® Micromodal® and Naked® Microfibre collections. Naked’s Cotton collection is made with high gauge soft-to-the-touch Pima Cotton and its Naked® Micromodal® collection made with imported fabric from Italy is so luxurious and soft that it makes you feel like you’re wearing nothing at all. Nordstrom has grown from one downtown Seattle store into a nationwide fashion speciality chain with renowned service and a selection of the finest apparel, shoes and accessories for the entire family. This year Nordstrom announced that they would be expanding beyond the U.S. into Canada. Construction has now begun in Naked’s hometown of Vancouver on Nordstrom’s first BC location, featuring 230,000 sq. feet of shopping over three floors, which is expected to be their largest Canadian store.

The initial order from Nordstrom will represent approximately 60% of year to date revenue for the Company at the time of shipment.

About Naked Brand Group, Inc.
Naked® is one of the world’s most luxurious and environmentally conscious underwear brands. Each smooth and light-weight garment seamlessly forms to your body making you feel like you’re wearing nothing at all. Naked® underwear and undershirts are sold in over 114 locations across North America including Nordstrom, Holt Renfrew, Boys’co, Kitson and Freshpair.com. Naked® has been featured on Entertainment Tonight (ET) Canada and on The Dragons' Den.

For more information, please contact:
Joel Primus, President & CEO
Toll Free: 1-877-592-4767 Email: joel@thenakedshop.com
www.thenakedshop.com

Backgrounder
Naked® was founded by entrepreneur Joel Primus. Naked® underwear was launched in Canada’s finest retailer, Holt Renfrew, with a seamless line of microfiber underwear in the fall of 2010 and has since shipped underwear to some of the finest men’s stores in North America. This fall, the Company launches into an auto replenishment relationship with Nordstrom in many of its finest stores.

All of Naked’s garments are constructed with European fine fabrics and are made with some of the highest environmental standards in the world, including blue sign certified fabric for the Company’s microfiber line. A socially conscious company, Naked® donates a portion of its sales each year to the Project World Citizen Society, in addition to local charity fundraisers. Naked’s products have been reviewed by guyunderwearblog.com as being in the top 1% in the world in terms of quality.

Naked® has achieved constant annual growth, and is working to establish itself as the leading underwear brand in the world for men and women. The Company has built an advisory team that includes Daymond John, founder of FUBU clothing and a Shark on ABC’s Shark Tank.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve risks, uncertainties and assumptions, such as statements regarding the public relations and marketing campaign expected to be undertaken by Nordstrom, the Company's future distribution plans, the product lines Nordstrom may carry, future expansion possibilities with Nordstrom and the expected percentage of revenue represented by the Nordstrom shipment. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “outlook,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: an economic downturn or economic uncertainty in the Company’s key markets; the Company’s inability to effectively manage the growth and the increased complexity of its business as a result of the distribution agreement with Nordstrom; the Company’s highly competitive market and increasing competition; the Company’s inability to deliver its products to the market and to meet customer expectations, or expand its product placement to additional Nordstrom stores due to problems with its distribution system; the Company’s failure to maintain the value and reputation of its brand; and other risk factors detailed in the Company’s public filings. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and, except as required by applicable laws, the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.